For Immediate Release:

Contact: Margaret Miller
Republic Airways Holdings
Tel. (317) 246-2628

Republic Airways Holdings Reports Third Quarter 2012 Financial Results
Reports Operating Margin of 8.3% on Frontier

Indianapolis, Indiana (October 31, 2012) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported net income of $25.8 million, or $0.51 per diluted share, for the quarter ended September 30, 2012. This compares to net income of $9.0 million, or $0.18 per diluted share, for the same period last year. Operating revenues of $713.1 million, decreased 7.1%, compared to $767.9 million for last year's third quarter, on a 5.7% decrease in consolidated capacity.

“We continue to see improved financial performance on our Frontier Airlines business segment, made possible through our restructuring efforts completed last year and continued network and fleet optimization,” said Republic Airways Holdings Chairman, President and CEO Bryan Bedford. “We have been engaged in a similar restructuring effort with our Chautauqua Airlines subsidiary, our regional carrier which operates all of our smaller 44- and 50-passenger regional jets. Thus far, that effort has resulted in meaningful financial improvements. We are extremely grateful to our many business partners, who have supported our restructuring program; however, we still have work to accomplish to fully stabilize this division of our business. We will continue to work with all our remaining stakeholders to fully obtain the financial improvements necessary to ensure the sustainability of Chautauqua, which is vital to create long-term opportunities for our small regional jet business at Republic.”

The Company reported the following key metrics for the third quarter and the first nine months of 2012:

	Three months ended September 30,			Nine months ended September 30,
(Unaudited)	2012	2011	% Change	2012	2011	% Change
(in millions, except as noted)
Consolidated operating revenues	$713.1	$767.9	(7.1)%	$2,138.8	$2,166.7	(1.3)%
Consolidated ASMs	6,472	6,863	(5.7)%	19,234	19,936	(3.5)%
Consolidated operating margin	10.3%	6.4%	3.9 pts	7.5%	2.8%	4.7 pts
Consolidated net income	$25.8	$9.0	186.7%	$38.7	$(28.3)	236.7%
Diluted Earnings per share (dollars)	$0.51	$0.18	183.3%	$0.79	$(0.59)	233.9%

Consolidated EBITDAR	$183.1	$166.6	9.9%	$490.2	$405.9	20.8%
Consolidated EBITDAR margin	25.7%	21.7%	4.0 pts	22.9%	18.7%	4.2 pts

Frontier total revenue per ASM (cents)	12.33	11.70	5.4%	11.98	11.22	6.8%
Frontier operating income (loss)	$31.1	$0.1	nm	$26.4	$(67.9)	nm
Frontier operating margin	8.3%	—	8.3 pts	2.4%	(6.8)%	9.2 pts

Business Segment Presentation
As announced in the fourth quarter of 2011, the Company has adjusted its presentation of business segments in 2012 and has revised the prior year's information to conform to the current period segment presentation. Reportable segments now consist of Republic and Frontier. The Republic segment includes all regional flying performed by sub-100-seat aircraft operating under either fixed-fee or pro-rate agreements, subleasing activities, regional charter operations as well as the cost of any unassigned regional aircraft. The Frontier segment includes passenger service revenues and expenses for operating Frontier's Airbus fleet, as well as its charter and cargo operations.

Republic Segment Summary
Republic revenues decreased 14.9%, or $58.9 million, compared to the prior year's third quarter, due primarily to a decrease of $29.3 million in fuel reimbursement under its fixed-fee agreements. Effective July 1, 2012, Republic no longer records fuel expense and does not recognize fuel-related pass-through revenue under any of its fixed-fee agreements. The remaining revenue decrease is due to lower block hour production on Republic, which decreased 3.7% from the prior year's third quarter, due mainly to 50-seat aircraft that remained unassigned after being discontinued from Frontier pro-rate operations in Milwaukee.

Income before taxes for Republic was $12.6 million for the quarter, compared to a pre-tax income of $16.7 million for the third quarter of 2011. Pre-tax results on Republic were negatively impacted by $2.9 million, or 0.08 cents per ASM of other expenses comprised of a loss of $11.2 million associated with the sale of five E190 aircraft which was partially offset by an $8.3 million gain on the sale of slots.

Fuel costs for Republic were $25.4 million for the quarter, a decrease of $53.7 million from the prior year's third quarter, due mainly to the removal of any fuel expense under fixed-fee agreements. The price per gallon decreased 4.2% from $3.35 to $3.21 year over year for the quarter. The Company has removed more than 20 aircraft from pro-rate operations over the last year, which resulted in lower fuel consumption in the third quarter of 2012. The majority of these aircraft have been placed into fixed-fee service or subleased.

Cost per Available Seat Mile (“CASM”), including interest expense but excluding fuel, increased 7.3% to 8.74¢ for the third quarter of 2012, from 8.15¢ for the same quarter of 2011. The increase is mainly due to expenses for aircraft that were unassigned and not producing ASMs during the quarter, and reduced seat count on our 58 US Airways E-jets, which have been reconfigured with first class cabins with approximately 7% fewer seats.

As of September 30, 2012, Republic operated 63 aircraft with 44-50 seats and 131 aircraft with 69-80 seats to support its fixed-fee commercial agreements. Additionally, Republic operated one aircraft with 50 seats and 17 aircraft with 99 seats under pro-rate agreements with Frontier. Nine 37- to 76-seat aircraft remained unassigned as of September 30, 2012.

Frontier Segment Summary
Total Frontier revenues increased 1.1% to $375.7 million for the quarter, compared to $371.6 million for the same period in 2011. Capacity on Frontier, as measured by ASMs, decreased 4.0% from the prior year's third quarter. Load factor for the third quarter was 91.6%, an increase of 0.8 points from the third quarter of 2011. Total revenue per ASM (“TRASM”) was 12.33¢, an increase of 5.4% from the same quarter in 2011.

For the quarter ended September 30, 2012, Frontier posted pre-tax income of $29.8 million compared to a pre-tax loss of $1.5 million for the quarter ended September 30, 2011. The significant improvement in

Frontier's financial results was driven by solid unit revenue increases and lower unit costs as a result of the network and financial restructuring completed in 2011.

The operating unit cost for Frontier operations, excluding fuel, was 6.86¢ for the quarter, a 3.1% decrease compared to 7.08¢ for the same quarter in 2011. Frontier's unit cost for the third quarter of 2012 includes approximately 0.34¢ related to expenses associated with pro-rate operations between Republic and Frontier.

Fuel costs for Frontier were $135.4 million for the quarter, a decrease of $11.3 million from the prior year's third quarter. The fuel cost per gallon, including into-plane taxes and fees, decreased 3.2% to $3.31 for the third quarter of 2012, compared to $3.42 for last year's third quarter. The third quarter results include a benefit on fuel hedges of $1.6 million, or $0.04 per gallon, while the 2011 results include an expense of $5.0 million, or $0.12 per gallon. Frontier currently has approximately ten percent of its anticipated Airbus fuel consumption hedged through March 31, 2013.

As of September 30, 2012, Frontier operated a total of 57 Airbus aircraft versus 59 Airbus aircraft as of September 30, 2011. One A319 aircraft was pulled down from the operations during the quarter to prepare the aircraft for return to the lessor during the fourth quarter

Recent Business Developments
On July 25, 2012, the Company announced the sale of five E190 aircraft to US Airways. Three of the aircraft will be delivered in the fourth quarter of 2012, and the remaining two aircraft are planned for delivery in the first quarter of 2013.

On October 25, 2012, the Company announced it had entered into a multi-year charter contract to operate five E190 aircraft on behalf of Caesars Entertainment Operating Company. The aircraft are expected to go into service in January 2013 and will be sourced through a reduction in E190 pro-rate operations between Republic and Frontier.

On October 26, 2012, the Company amended its contract with Delta Air Lines to operate an additional seven 50-seat E145 aircraft under its existing capacity purchase agreement for a one-year period. All seven aircraft are expected to be in service before the end of 2012. The Company does not expect to have any unassigned aircraft by the end of 2012.

On October 29, 2012, the Company finalized its restructuring agreements with several key stakeholders on its 50-seat regional jet program. The agreements, combined with other business improvement initiatives, are expected to improve the operating cash flow of the Company by approximately $45 million annually over the next five years. However, the Company is still in negotiations with several other critical stakeholders which are necessary to complete the comprehensive restructuring effort for Chautauqua Airlines.

Balance Sheet and Liquidity
The Company's total cash balance increased $46.6 million to $417.3 million as of September 30, 2012, compared to December 31, 2011. Restricted cash increased $38.7 million, to $190.1 million, from December 31, 2011. The Company's unrestricted cash balance increased $7.9 million, to $227.2 million, from December 31, 2011. A condensed cash flow statement has been provided in the tables section of this release.

The Company's debt decreased to $2.20 billion as of September 30, 2012, compared to $2.36 billion at December 31, 2011. As of September 30, 2012, approximately 85% of the total debt is at a fixed interest rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company's consolidated balance sheet. At a 6.0% discount factor, the present value of these lease obligations was approximately $1.07 billion and $1.20 billion as of September 30, 2012 and December 31, 2011, respectively. A condensed balance sheet as of September 30, 2012 and December 31, 2011 has been provided in the tables section of this release.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of more than 280 aircraft and offer scheduled passenger service on nearly 1,500 flights daily to over 135 cities in the U.S. as well as to the Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, Mexico and the Turks and Caicos islands under branded operations at Frontier, and through fixed-fee flights operated under airline partner brands, including AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its third quarter results tomorrow afternoon (Thursday, November 1) at 1:00 p.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings' website at www.rjet.com. Those wishing to participate can do so by calling 866-783-2137. International callers can participate by calling +1-857-350-1596; the password is 87562548.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In millions, except per share amounts)
 (Unaudited)

	Three Months Ended			Nine Months Ended
	2012	2011	Change	2012	2011	Change
OPERATING REVENUES:
Fixed-fee service	$268.7	$277.1	(3.0)%	$828.7	$808.9	2.4%
Passenger service	409.1	469.0	(12.8)%	1,190.4	1,291.7	(7.8)%
Cargo and other	35.3	21.8	61.9%	119.7	66.1	81.1%
Total operating revenues	713.1	767.9	(7.1)%	2,138.8	2,166.7	(1.3)%

OPERATING EXPENSES:
Wages and benefits	142.6	141.5	0.8%	420.5	425.9	(1.3)%
Aircraft fuel	160.8	225.8	(28.8)%	543.7	633.4	(14.2)%
Landing fees and airport rents	40.7	40.5	0.5%	129.6	126.0	2.9%
Aircraft and engine rent	61.9	68.4	(9.5)%	186.1	193.8	(4.0)%
Maintenance and repair	80.4	80.5	(0.1)%	225.4	228.8	(1.5)%
Insurance and taxes	9.2	11.1	(17.1)%	30.7	32.4	(5.2)%
Depreciation and amortization	47.7	49.3	(3.2)%	143.3	151.6	(5.5)%
Promotion and sales	27.5	33.4	(17.7)%	86.7	105.7	(18.0)%
Other	68.8	68.5	0.4%	212.0	208.6	1.6%
Total operating expenses	639.6	719.0	(11.0)%	1,978.0	2,106.2	(6.1)%
OPERATING INCOME	73.5	48.9	50.3%	160.8	60.5	165.8%

OTHER INCOME (EXPENSE):
Interest expense	(31.1)	(33.8)	8.0%	(96.2)	(104.2)	7.7%
Other-net	—	0.1	(100.0)%	0.2	0.4	(50.0)%
Total other income (expense)	(31.1)	(33.7)	7.7%	(96.0)	(103.8)	7.5%

(LOSS) INCOME BEFORE INCOME TAXES	42.4	15.2	178.9%	64.8	(43.3)	249.7%

INCOME TAX (BENEFIT) EXPENSE	16.6	6.2	167.7%	26.1	(15.0)	274.0%

NET (LOSS) INCOME OF THE COMPANY	$25.8	$9.0	186.7%	$38.7	$(28.3)	236.7%
NET (LOSS) INCOME PER COMMON SHARE - BASIC	$0.53	$0.19	178.9%	$0.80	$(0.59)	235.6%
NET (LOSS) INCOME PER COMMON SHARE - DILUTED	$0.51	$0.18	183.3%	$0.79	$(0.59)	233.9%
Weighted average common shares
Basic	48.5	48.2	0.6%	48.5	48.3	0.4%
Diluted	50.8	50.8	—%	50.3	48.3	4.1%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions, except share and per share amounts)
(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$227.2	$219.3
Restricted cash	190.1	151.4
Receivables—net of allowance for doubtful accounts of $2.2 and $0.6, respectively	96.6	89.0
Inventories—net	96.5	101.8
Prepaid expenses and other current assets	47.1	64.2
Assets held for sale	1.0	33.0
Deferred income taxes	35.3	35.3
Total current assets	693.8	694.0
Aircraft and other equipment—net	2,708.0	2,808.7
Maintenance deposits	173.8	146.0
Other intangible assets—net	66.6	86.5
Other assets	180.6	166.5
Total	$3,822.8	$3,901.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$283.0	$284.6
Accounts payable	42.7	43.9
Air traffic liability	179.0	179.5
Deferred frequent flyer revenue	58.9	68.2
Accrued liabilities	278.9	258.8
Total current liabilities	842.5	835.0
Long-term debt—less current portion	1,919.4	2,074.5
Deferred frequent flyer revenue—less current portion	68.0	68.1
Deferred credits and other non-current liabilities	111.9	110.4
Deferred income taxes	379.3	353.2
Total liabilities	3,321.1	3,441.2
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; one vote per share;150,000,000 shares authorized; 58,505,699 and 58,097,574 shares issued and 48,491,600 and 48,412,516 shares outstanding, respectively	—	—
Additional paid-in capital	411.6	409.4
Treasury stock, 9,333,266 shares at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(3.7)	(4.0)
Accumulated earnings	275.6	236.9
Total stockholders' equity	501.7	460.5
Total	$3,822.8	$3,901.7

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)
 (Unaudited)

	Nine Months Ended September 30,
	2012	2011
NET CASH FROM OPERATING ACTIVITIES	$182.8	$79.1
INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(27.3)	(21.7)
Proceeds from sale of other assets	23.3	77.1
Aircraft deposits	(8.0)	(19.4)
Other, net	(4.4)	(5.9)
NET CASH FROM INVESTING ACTIVITIES	(16.4)	30.1
FINANCING ACTIVITIES:
Payments on debt	(158.3)	(154.8)
Proceeds from debt issuance	—	13.8
Payments on early extinguishment of debt	—	(74.4)
Other, net	(0.2)	(0.3)
NET CASH FROM FINANCING ACTIVITIES	(158.5)	(215.7)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7.9	(106.5)
CASH AND CASH EQUIVALENTS—Beginning of period	219.3	291.2
CASH AND CASH EQUIVALENTS—End of period	$227.2	$184.7
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID FOR INTEREST AND INCOME TAXES:
Interest paid	$91.7	$95.4
Income taxes paid	0.3	0.4
NON-CASH INVESTING & FINANCING TRANSACTIONS:
Engines received and not yet paid	$—	$5.0

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED OPERATING HIGHLIGHTS

Operating Highlights - Republic[1]	Three Months Ended September 30,
	2012	2011	Change
Total revenues (millions)	$337.4	$396.3	(14.9)%
Total fuel expense (millions)[2]	$25.4	$79.1	(67.9)%
Operating aircraft at period end:
37-50 seats[3]	64	73	(12.3)%
69-99 seats[4]	148	147	0.7%
Block hours	178,251	185,167	(3.7)%
Departures	104,660	109,749	(4.6)%
Passengers carried	5,333,769	5,449,621	(2.1)%
Revenue passenger miles (thousands)	2,691,022	2,812,197	(4.3)%
Available seat miles (thousands)	3,423,773	3,686,740	(7.1)%
Passenger load factor	78.6%	76.3%	2.3 pts
Total cost per available seat mile, including interest expense (cents)	9.49	10.30	(7.9)%
Cost per available seat mile, including interest expense and excluding fuel expense (cents)	8.74	8.15	7.3%
Gallons consumed	7,923,584	23,581,416	(66.4)%
Average cost per gallon	$3.21	$3.35	(4.2)%
Average daily utilization of each aircraft (hours)	10.1	10.0	1.0%
Average length of aircraft flight (miles)	462	498	(7.2)%
Average seat density	67	68	(1.5)%

Operating Highlights - Frontier[1]	Three Months Ended September 30,
	2012	2011	Change
Total revenues (millions)	$375.7	$371.6	1.1%
Total fuel expense (millions)	$135.4	$146.7	(7.7)%
Operating aircraft at period end:
120 seats	3	4	(25.0)%
136-138 seats[6]	38	41	(7.3)%
162-168 seats	16	14	14.3%
Passengers carried	2,847,658	3,049,190	(6.6)%
Revenue passenger miles (thousands)	2,791,051	2,882,634	(3.2)%
Available seat miles (thousands)	3,048,042	3,176,162	(4.0)%
Passenger load factor	91.6%	90.8%	0.8 pts
Total revenue per available seat mile (cents)	12.33	11.70	5.4%
Operating cost per available seat mile (cents) [5]	11.31	11.70	(3.3)%
Fuel cost per available seat mile (cents) [5]	4.44	4.62	(3.9)%
Cost per available seat mile, excluding fuel expense (cents)[6]	6.86	7.08	(3.1)%
Gallons consumed	40,915,327	42,941,699	(4.7)%
Average cost per gallon [5]	$3.31	$3.42	(3.2)%
Block hours	53,950	58,279	(7.4)%
Departures	21,884	24,048	(9.0)%
Average daily utilization of each aircraft (hours)	10.8	11.2	(3.6)%
Average length of aircraft flight (miles)	967	940	2.9%
Average seat density	144	141	2.1%

1.	See business segment presentation discussion for information regarding our change in segments.

2.	Includes $29.3 million for the three months ended September 30, 2011, which is passed-through under our fixed-fee agreements with our partners.

3.	Excludes seven aircraft as of September 30, 2012 that are unassigned.

4.	Excludes two aircraft as of September 30, 2012 and September 30, 2011 that are unassigned.

5.	Includes mark-to-market fuel hedge benefit of $1.6 million and expense of $5.0 million for the three months ended September 30, 2012 and 2011.

6.	Excludes one aircraft as of September 30, 2012 that is unassigned.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED OPERATING HIGHLIGHTS

Operating Highlights - Republic[1]	Nine Months Ended September 30,
	2012	2011	Change
Total revenues (millions)	$1,050.0	$1,174.7	(10.6)%
Total fuel expense (millions)[2]	$139.6	$243.0	(42.6)%
Operating aircraft at period end:
37-50 seats[3]	64	73	(12.3)%
69-99 seats[4]	148	147	0.7%
Block hours	524,961	557,379	(5.8)%
Departures	306,396	327,226	(6.4)%
Passengers carried	14,949,272	15,861,037	(5.7)%
Revenue passenger miles (thousands)	7,559,567	8,216,950	(8.0)%
Available seat miles (thousands)	10,143,323	11,090,589	(8.5)%
Passenger load factor	74.5%	74.1%	0.4 pts
Total cost per available seat mile, including interest expense (cents)	9.93	10.32	(3.8)%
Cost per available seat mile, including interest expense and excluding fuel expense (cents)	8.56	8.13	5.3%
Gallons consumed	42,569,841	72,954,235	(41.6)%
Average cost per gallon	3.28	3.33	(1.5)%
Average daily utilization of each aircraft (hours)	$10.0	$10.0	—%
Average length of aircraft flight (miles)	465	501	(7.2)%
Average seat density	68	68	—%

Operating Highlights - Frontier[1]	Nine Months Ended September 30,
	2012	2011	Change
Total revenues (millions)	$1,088.8	$992.0	9.8%
Total fuel expense (millions)	$404.1	$390.4	3.5%
Operating aircraft at period end:
120 seats	3	4	(25.0)%
136-138 seats[6]	38	41	(7.3)%
162-168 seats	16	14	14.3%
Passengers carried	8,104,148	7,852,132	3.2%
Revenue passenger miles (thousands)	8,074,557	7,682,907	5.1%
Available seat miles (thousands)	9,090,183	8,845,118	2.8%
Passenger load factor	88.8%	86.9%	1.9 pts
Total revenue per available seat mile (cents)	11.98	11.22	6.8%
Operating cost per available seat mile (cents) [5]	11.69	11.98	(2.4)%
Fuel cost per available seat mile (cents) [5]	4.45	4.41	0.9%
Cost per available seat mile, excluding fuel expense (cents)[6]	7.24	7.57	(4.4)%
Gallons consumed	120,758,047	119,399,700	1.1%
Average cost per gallon [5]	$3.35	$3.27	2.4%
Block hours	163,832	165,116	(0.8)%
Departures	64,741	65,836	(1.7)%
Average daily utilization of each aircraft (hours)	11.1	11.4	(2.6)%
Average length of aircraft flight (miles)	985	965	2.1%
Average seat density	142	139	2.2%

1.	See business segment presentation discussion for information regarding our change in segments.

2.	Includes $48.2 million and $79.2 million for the nine months ended September 30, 2012 and 2011, respectively, which is passed-through under our fixed-fee agreements with our partners.

3.	Excludes seven aircraft as of September 30, 2012 that are unassigned.

4.	Excludes two aircraft as of September 30, 2012 and September 30, 2011 that are unassigned.

5.	Includes mark-to-market fuel hedge expense of $1.8 million and benefit of $0.2 million for the nine months ended September 30, 2012 and 2011, respectively.

6.	Excludes one aircraft as of September 30, 2012 that is unassigned.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to its comparable GAAP basis financial measures. The Company believes that the non-GAAP financial measures provide investors meaningful measurements of the Company's financial performance.

Non-GAAP Reconciliation of Net Income to EBITDAR
($ in millions)	Three months ended September 30,			Nine months ended September 30,
	2012	2011	% Change	2012	2011	% Change
GAAP net income	$25.8	$9.0	186.7%	$38.7	$(28.3)	236.7%
Adjust:
Interest and other expense	31.1	33.7	(7.7)%	96.0	103.8	(7.5)%
Income tax expense	16.6	6.2	167.7%	26.1	(15.0)	274.0%
Depreciation and amortization	47.7	49.3	(3.2)%	143.3	151.6	(5.5)%
Aircraft and engine rents	61.9	68.4	(9.5)%	186.1	193.8	(4.0)%
EBITDAR	$183.1	$166.6	9.9%	$490.2	$405.9	20.8%

Total Operating Revenues	713.1	767.9	(7.1)%	2,138.8	2,166.7	(1.3)%
EBITDAR	183.1	166.6	9.9%	490.2	405.9	20.8%
EBITDAR Margin	25.7%	21.7%	4.0 pts	22.9%	18.7%	4.2 pts